Exhibit 10.1

PERSONAL AND CONFIDENTIAL

April 22, 2021

Mr. Rick Cassiday
4050 Brookside Road
Clarkson, MI 48363

Dear Rick:

I am pleased to confirm our offer for the position of Senior Vice President and Chief Human Resource Officer with Invacare Corporation, reporting directly to Matt Monaghan, the Company’s Chief Executive Officer. Your proposed Start Date would be on or about June 7, 2021.

The following represents the terms and conditions of your employment:

COMPENSATION

Salary – Your starting base salary for this position will be $310,000 when calculated on an annual basis. This rate is calculated for convenience purposes only and is not intended to be construed as a contract of employment for any fixed period of time.

Annual Bonus – You are eligible to participate in the Executive Incentive Bonus Plan with an annual bonus target opportunity of 50% of annual base salary. Evaluation of your performance and bonus entitlement for 2021 will be made on a pro-rata basis, determined by your length of service in 2021. Payment of any 2021 bonus earned under this plan will be made in 2022 at the time bonus payments are made to other executives.

Inducement Bonus – You will be entitled to an inducement bonus of $125,000 which will be paid in 2022 at the time 2021 annual bonus payments are made. You must remain employed at the Company at the time to be eligible for payment.

Initial Equity Grant – You will be granted an initial award of restricted shares valued at approximately $190,000, based upon the closing share price on your Start Date, subject to approval of the Compensation and Management Development Committee of the Board of Directors of Invacare (the “Compensation Committee”). The restricted shares will “cliff” vest after three-years of service, or May 15, 2024.
INVACARE CORPORATION
One Invacare Way, Elyria, Ohio 44035 USA
440-329-6000 www.invacare.com

Annual Equity Grants – You will be eligible to participate in the Company’s Long Term Incentive Plan (LTIP) each year commensurate with the Compensation and Management Development Committee’s philosophy and objectives for the Company’s executive compensation practices, which approximates the median of the Company’s peers. Annual LTIP awards are typically comprised of (i) 30% service-based restricted shares which vest ratably over three years and (ii) 70% performance-based shares, which vest upon achievement of goals established by the Compensation Committee covering the three (3) year performance period. Payouts for performance-based share awards can range from 0% to 150% of target value based on actual performance against goals. You will be eligible to receive annual LTIP grants beginning next year at a value equivalent to approximately $200,000, which are typically granted in the first quarter of each year. LTIP grants are at the discretion of the Compensation Committee, and there is no guarantee of issuance in any given year.

Severance Benefit – In the event that your employment is terminated by Invacare for any reason other than for cause, you will be entitled to receive a severance benefit in the amount equal to twelve (12) months of your base salary in effect at the time of termination. For purposes of this paragraph, termination by Invacare for cause shall mean termination by Invacare due to your (a) fraud; (b) embezzlement of company assets; (c) intentional violation of law; (d) violation of company policy; (e) substantial failure to perform the duties and responsibilities of your position; (f) conduct which adversely affects Invacare’s business reputation or which is otherwise contrary to the best interests of Invacare; or (g) a breach of the terms of this letter, the Technical Information and Non-Competition Agreement or the Conflicts of Interest documents referred to below to be executed in connection with your employment. Termination by Invacare for any of the reasons set forth in (a)-(g) of the preceding sentence shall be termination for cause. In addition, Invacare provides executive outplacement services and discounted health insurance premiums during the first six months following termination. Your entitlement to severance and other benefits described in this paragraph are conditioned upon your signing a separation agreement and release in a form acceptable to Invacare.

BENEFITS

Health Benefits – You will be eligible to participate in Invacare’s comprehensive benefits program which includes medical, prescription, dental, vision coverage, life insurance, short- and long-term disability. This program will be available to you on the first day of the month following employment.

Retirement Plan – The Invacare Retirement Savings Plan includes a 401(k) program, which includes an Employer Match and may, at the Company’s discretion, include a Discretionary Invacare Quarterly Contribution (IQC). You may begin contributing to the 401(k) program immediately and will be eligible to receive the Employer Contributions after six months of service. Should you choose to participate in the 401(k) program, Invacare will make matching contributions equal to 100% of the first 1% of your salary deferrals, plus 50% of the next 2% of your salary deferrals after you have completed six months of service.

INVACARE CORPORATION
One Invacare Way, Elyria, Ohio 44035 USA
440-329-6000 www.invacare.com

Enhanced Retirement Plan – Additionally, because your annual income meets or exceeds the IRS Highly Compensated Limit, you will be eligible to participate in our non-qualified retirement savings plan, the Deferred Compensation Plus Plan (“dcPlus Plan) effective January 1, 2022. This plan allows you to maximize salary deferrals and employer contributions on compensation that exceeds annual limits.

Vacation – You are eligible for four (4) weeks of vacation in each calendar year.

EXECUTIVE BENEFITS

Change of Control – As an executive officer, you will be provided with a Change of Control Agreement which includes provisions for certain payments and benefits in the event of a change of control of the Company, as more fully described in the Change in Control Agreement.

Health Management Program – You will be eligible to participate in the Executive Health Management Program at the Cleveland Clinic Department of Preventative Medicine.

Flexible Work Arrangements – Your office will be located in the Elyria, Ohio, global headquarters of Invacare. You will be permitted to work remotely from home or other reasonable location as long as this practice remains effective and is subject to the Company’s policies and practices in effect from time to time. You will be expected to travel to Company facilities or other locations for business purposes as warranted to discharge the duties of your role including understanding culture, engaging with employees, seeing work practices and being present as an at-large business leader. Travel must adhere to Invacare’s Travel Policy Guidelines, a copy of which will be provided to you.

OTHER MATTERS

Technical Information and Non-Competition Agreement – You will be required to review and sign a Technical Information and Non-Competition Agreement and a Conflicts of Interest disclosure document, in the Company’s standard forms, as a condition of your employment.

This offer is contingent upon verification of your eligibility for employment under the provisions of the Immigration Reform and Control Act of 1986. Prior to the first day you report for work, you will receive an email directing you to complete Section I of the Federal I-9 form on-line. On the first day of work, please provide your valid driver’s license and Social Security card, or other identification acceptable for employment identification, and present it to your Human Resources representative.

This offer is also contingent upon your successfully completing a pre-employment drug screen, background investigation and reference-checking process. Upon accepting this offer, you will receive an email with instructions for completing your pre-employment drug screen at a local drug screening facility.

Rick, we are excited about having you join the Invacare team! This offer will remain open for acceptance until April 30, 2021. To accept this offer, please sign and date a copy of this letter to indicate your understanding and agreement to these terms of employment and return it to me. If there are any questions regarding this offer, please contact me at (440) 319-8765.
INVACARE CORPORATION
One Invacare Way, Elyria, Ohio 44035 USA
440-329-6000 www.invacare.com

Sincerely,

/s/ Anthony C. LaPlaca

Anthony C. LaPlaca
Senior Vice President, General Counsel
& Chief Administrative Officer

CC: Matthew E. Monaghan

To acknowledge acceptance of this offer and its conditions for the position of Senior Vice President and Chief Human Resources Officer, please sign below and return a copy of this letter to Invacare.

/s/ Rick Cassiday                    4/25/2021
_________________________________        ________________________
RICK CASSIDAY                    Date

INVACARE CORPORATION
One Invacare Way, Elyria, Ohio 44035 USA
440-329-6000 www.invacare.com